                                                                      Exhibit 99

Contact: Robert W. Krick              For Release:  November 19, 2003
         610-337-1000, Ext. 3141                    Immediate

UGI POSTS 27% INCREASE IN EARNINGS PER SHARE IN 2003

VALLEY FORGE, PA., November 19 - UGI Corporation (NYSE: UGI) today reported net income of $98.9 million, or $2.29 per diluted share for the fiscal year ended September 30, 2003. This represents an increase of 27% over earnings per diluted share of $1.80, or $75.5 million, for the fiscal year ended September 30, 2002. For the quarter ended September 30, 2003, the company recorded a seasonal net loss of $0.13 per diluted share compared to a loss of $0.16 per diluted share for the same period in 2002.

Lon R. Greenberg, UGI chairman and chief executive officer, said, "We are very pleased to report our fifth consecutive year of meaningful earnings growth. A return to normal weather nationally and colder weather in our utility service territory demonstrated the earnings power of our businesses and the efficacy of our growth strategies. In 2003, we continued to exploit our national footprint in AmeriGas, grew the customer base in our gas utility and made additional investments in electricity generation and energy marketing. We remain focused on growing our gas utility, domestic and international propane operations and other energy service businesses."

UGI's ongoing financial objectives are to grow earnings per share six to ten percent per year and increase its dividend three percent per year. "Not only have we added to our track record of earnings growth, during the year we raised our dividend for the sixteenth consecutive year and split our stock 3-for-2. Our commitment to being a superior balanced growth and income investment continues," noted Greenberg.

In UGI's domestic propane unit, AmeriGas Propane, net income was $23.2 million for fiscal year 2003 compared to $17.4 million last year. Earnings before interest expense, income taxes, depreciation and amortization (EBITDA) at AmeriGas Partners, L.P. (NYSE: APU) of $234.4 million for fiscal 2003 were significantly higher than the $209.6 million recorded in fiscal 2002. As previously announced, AmeriGas Partners incurred $3.8 million of costs associated with a realignment of its management structure and a $3.0 million loss on extinguishment of debt associated with a refinancing during fiscal 2003. Weather was essentially normal in fiscal 2003 compared to 10% warmer than normal in fiscal 2002 according to information published by the National Oceanic and Atmospheric Administration.

Retail propane sales volumes in fiscal 2003 were nearly 1.1 billion gallons, up 9% compared to 987.5 million gallons in the prior year, principally as a result of colder weather and somewhat reduced by the effects of price-induced customer conservation and continued economic weakness. Operating income rose to $164.5 million in fiscal 2003 from $145.0 million in fiscal 2002.

Net income from Gas Utility increased in fiscal year 2003 to $48.0 million from $36.4 million last year on weather that was 7% colder than normal and over 29% colder than the prior year. Throughput in the Gas Utility was 83.8 billion cubic feet in 2003 versus 70.5 billion cubic feet in 2002. Operating income for the year in the Gas Utility rose to $96.1 million from $77.1 million.

                                   -- MORE --

UGI POSTS 27% INCREASE IN EARNINGS PER SHARE IN 2003                      PAGE 2

Net income from Electric Operations was $13.9 million in fiscal year 2003 versus $6.1 million in fiscal 2002. In UGI Utilities' Electric Utility, sales were
980.0 gigawatt hours in 2003, a 5% increase over the 933.6 gigawatt hours in 2002 as a result of winter weather that was over 8% colder than normal and nearly 27% colder than the prior year. Electric Operations' results also reflect greater sales of electricity produced by its electric generation assets to third parties and lower per-unit purchased power costs at Electric Utility, partially offset by higher operating and administrative expenses. As previously reported, UGI increased its ownership interest in the Conemaugh generating station in June 2003. Operating income improved to $25.9 million versus $13.2 million a year ago.

Energy Services' net income for the year was $7.9 million compared with $6.5 million last year, reflecting the net effect of higher sales volumes, lower unit margins and higher operating expenses. Operating income improved to $13.6 million from $11.1 million as a result of colder winter weather in the markets served by GASMARK(R), internal growth and the acquisition of the northeastern U.S. gas marketing business of TXU Energy.

International Propane operations produced net income of $3.6 million for the year compared to $7.5 million a year ago. Results of FLAGA, UGI's wholly-owned Austrian-based propane distributor, reflect the adverse translation effects of a stronger euro, lower sales volumes as a result of price-induced conservation, a continued weak economy and higher expenses. Weather in the markets served by FLAGA was over 4% warmer than normal. The decline in earnings from our equity investees in fiscal 2003 is principally a result of the absence of a gain associated with a refinancing transaction that occurred in 2002 at Antargaz, our partially owned French propane distributor.

UGI is a holding company with propane marketing, utility and energy marketing subsidiaries. Through subsidiaries, UGI owns 48% of AmeriGas Partners, L.P. (NYSE: APU), the nation's largest retail propane marketer.

UGI will host its fourth quarter FY 2003 earnings conference call on Wednesday, November 19, 2003, at 4:00 PM ET. Interested parties may listen to a live audio broadcast of the conference call at http://www.shareholder.com/ugi/medialist.cfm. A telephonic replay of the call can be accessed approximately one hour after the completion of the call at 888/203-1112, passcode #778835 (International replay 719/457-0820, passcode #778835) through November 24, 2003.

The financial tables appended to this news release can be viewed directly at HTTP://WWW.SHAREHOLDER.COM/UGI/4Q03FINANCIALTABLE.PDF.

This press release contains certain forward-looking statements which management believes to be reasonable as of today's date only. Actual results may differ significantly because of risks and uncertainties that are difficult to predict and many of which are beyond management's control. You should read UGI's Annual Report for a more extensive list of factors that could affect results. Among them are adverse weather conditions, price volatility and availability of all energy products, including propane, natural gas, electricity and fuel oil and regional economic conditions. UGI undertakes no obligation to release revisions to its forward-looking statements to reflect events or circumstances occurring after today.

Comprehensive information about UGI Corporation is available on the Internet at HTTP://WWW.UGICORP.COM.

C-12                                  ###                               11/19/03

                                 UGI CORPORATION
                               REPORT OF EARNINGS
                          (Millions, except per share)
                                   (Unaudited)


                                                           Three Months Ended             Twelve Months Ended
                                                              September 30,                  September 30,
                                                       --------------------------      ---------------------------
                                                          2003            2002            2003             2002
                                                       ----------      ----------      ----------       ----------
Revenues:
      AmeriGas Propane                                 $    270.7      $    221.9      $  1,628.4       $  1,307.9
      Gas Utility                                            55.2            57.0           539.9            404.5
      Electric Operations                                    32.2            23.8           108.1             86.0
      Energy Services                                       144.4            60.0           648.7            332.3
      International Propane                                  10.5            11.1            54.5             46.7
      Corporate & Other                                      14.2            10.2            46.5             36.3
                                                       ----------      ----------      ----------       ----------
         Total revenues                                $    527.2      $    384.0      $  3,026.1       $  2,213.7
                                                       ==========      ==========      ==========       ==========

Operating income (loss):
      AmeriGas Propane                                 $     (9.5)     $    (13.6)     $    164.5       $    145.0
      Gas Utility                                             2.0             3.6            96.1             77.1
      Electric Operations                                     7.4             4.5            25.9             13.2
      Energy Services                                         1.4             3.4            13.6             11.1
      International Propane                                   0.1             0.6             0.7              3.9
      Corporate & Other                                       0.7             0.8             1.5              3.0
                                                       ----------      ----------      ----------       ----------
         Total operating income (loss)                        2.1            (0.7)          302.3            253.3

(Loss) income from equity investees                          (1.8)            0.3             5.3              8.5
Loss on extinguishments of debt                                --              --            (3.0)            (0.7)
Interest expense:
      AmeriGas Propane                                      (21.1)          (21.3)          (87.1)           (87.8)
      Gas Utility                                            (4.7)           (3.5)          (15.4)           (14.2)
      Electric Operations                                    (0.6)           (0.6)           (2.3)            (2.4)
      International Propane                                  (1.0)           (1.1)           (4.1)            (4.2)
      Other, net                                               --            (0.1)           (0.3)            (0.5)
                                                       ----------      ----------      ----------       ----------
         Total interest expense                             (27.4)          (26.6)         (109.2)          (109.1)
Minority interests in AmeriGas Partners                      16.6            17.5           (34.6)           (28.0)
                                                       ----------      ----------      ----------       ----------
Income (loss) before income taxes and subsidiary
      preferred stock dividends                             (10.5)           (9.5)          160.8            124.0
Income tax (expense) benefit                                  4.9             3.3           (60.7)           (46.9)
Dividends on UGI Utilities Series Preferred Stock              --            (0.4)           (1.2)            (1.6)
                                                       ----------      ----------      ----------       ----------
Net income (loss)                                      $     (5.6)     $     (6.6)     $     98.9       $     75.5
                                                       ==========      ==========      ==========       ==========

Earnings (loss) per share (a):
      Basic                                            $    (0.13)     $    (0.16)     $     2.34       $     1.83
                                                       ==========      ==========      ==========       ==========
      Diluted                                          $    (0.13)     $    (0.16)     $     2.29       $     1.80
                                                       ==========      ==========      ==========       ==========

Average common shares outstanding (a):
      Basic                                                42.785          41.534          42.220           41.325
                                                       ==========      ==========      ==========       ==========
      Diluted                                              42.785          41.534          43.236           41.907
                                                       ==========      ==========      ==========       ==========

Supplemental information:
   Net income (loss):
      AmeriGas Propane (b)                             $     (8.9)     $    (10.0)     $     23.2       $     17.4
      Gas Utility                                            (1.1)           (0.6)           48.0             36.4
      Electric Operations                                     4.2             2.1            13.9              6.1
      Energy Services                                         0.7             2.0             7.9              6.5
      International Propane                                  (2.5)           (0.4)            3.6              7.5
      Corporate & Other                                       2.0             0.3             2.3              1.6
                                                       ----------      ----------      ----------       ----------
         Total net income (loss)                       $     (5.6)     $     (6.6)     $     98.9       $     75.5
                                                       ==========      ==========      ==========       ==========

(a) Earnings (loss) per share and average common shares outstanding for all periods presented reflect the effects of the Company's 3-for-2 common stock split distributed April 1, 2003 to shareholders of record on February 28, 2003.

(b)   Amounts are net of minority interests in AmeriGas Partners, L.P.

                               UGI UTILITIES, INC.
                 (a wholly owned subsidiary of UGI Corporation)
                               REPORT OF EARNINGS
                             (Thousands of Dollars)
                                   (Unaudited)


                                                    Three Months Ended        Twelve Months Ended
                                                       September 30,             September 30,
                                                   --------------------      ----------------------
                                                    2003         2002          2003          2002
                                                   -------      -------      --------      --------
Revenues                                           $77,565      $80,877      $636,758      $490,552
                                                   =======      =======      ========      ========
Income before income taxes                         $   307      $ 4,060      $100,212      $ 73,665
                                                   =======      =======      ========      ========

Net income                                         $   919      $ 1,949      $ 60,672      $ 44,095
Dividends on preferred stock                            --          387         1,163         1,550
                                                   -------      -------      --------      --------
Net income after dividends on preferred stock      $   919      $ 1,562      $ 59,509      $ 42,545
                                                   =======      =======      ========      ========